Copyright © 2022 ParaZero Technologies Ltd. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated November 3, 2022 Relating to Preliminary Prospectus Dated November 3, 2022 Registration No.333 - 265178

Copyright © 2022 ParaZero Technologies Ltd. 2 Disclaimer This presentation highlights information about Parazero, or we, us, our, or the Company, and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement on Form F - 1 (including a preliminary prospectus) with the Securities Exchange Commission, or the SEC, for the offering to which this presentation relates . The Registration Statement has not yet been declared effective . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may also access these documents for free by visiting EDGAR on the SEC website at www . sec . gov/edgar . The Preliminary Prospectus, dated November 3 , 2022 , is available on the SEC website at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp . , Attention : Syndicate Department, 810 7 th Avenue, 18 th floor, New York, NY 10019 , by email at syndicate@aegiscap . com, or by telephone at (212) 813 - 1010 . This presentation does not constitute an offer or invitation for the sale or purchase of securities of the Company or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at any residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation .

Copyright © 2022 ParaZero Technologies Ltd. 3 Forward Looking Statements This presentation of Parazero Ltd . contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities law . Words such as “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company uses forward - looking statements when we discuss our vision, the potential of our product, our strategy, market potential for product, our paradigm, commercialization of our product and our future growth . Forward - looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . These forward - looking statements include, but are not limited to, statements about : the Company’s ability to advance the development of the Company’s SafeAir systems and other future solutions ; existing regulations and regulatory developments in the United States and other jurisdictions ; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and the Company’s ability to avoid infringing the intellectual property rights of others ; the need to hire additional personnel and the Company’s ability to attract and retain such personnel ; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing ; the Company’s dependence on third parties ; the Company’s financial performance ; the period over which the Company estimates its existing cash and cash equivalents will be sufficient to fund the Company’s future operating expenses and capital expenditure requirements ; the overall global economic environment ; the impact of competition and new technologies ; the Company’s plans to continue to invest in research and develop technology for new products ; the Company’s ability to generate revenue and profit margin under the Company’s anticipated contracts which is subject to certain risks ; and the Company’s ability to restructure its operations to comply with future changes in government regulation . For a more detailed description of the risks and uncertainties affecting the Company, please review the Company’s reports and other documents filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated November 3 , 2022 , filed with the SEC as a part of the Company’s Registration Statement on Form F - 1 (File No . 333 - 265178 ), and documents incorporated by reference therein . Forward - looking statements speak only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements .

4 Issuer ParaZero Technologies Ltd. Offering Type Initial Public Offering Price Range $4.25 - $6.25 Shares Offered 1,600,000 Units* ( each consisting of one Ordinary Share and two Warrants, each to purchase one Ordinary Share) plus a 15%, 45 - day over - allotment option. Each Warrant will have an exercise price equal to the price per Ordinary Share included in each Unit, expire 5 years after issuance and include a 90 - day reset price and anti - dilution provisions, subject to certain exemptions outlined in the Warrant Gross Proceeds $8.40 Million (assuming Units are sold at the $5.25 mid - point of the range) Listing/Symbol Nasdaq: PRZO and PRZOW Pre - Offering Ordinary Shares Outstanding 3,982,186 Ordinary Shares currently issued and outstanding Use of Net Proceeds: (i) ~$3.00 MM - Research and development of new technologies as well as existing products (ii) ~$2.00 MM - Marketing and sales efforts in new territories (iii) $0.415 MM - To discharge our indebtedness to Medigus Ltd., under a loan agreement we entered into on October 30, 2022. (iv) ~$2.985 MM - Working capital and general corporate purposes and possible future acquisitions Underwriters Aegis Capital Corp. – Bookrunning Manager * Pre - funded Units ( each consisting of one Pre - funded Warrant to Purchase one Ordinary Share and two Warrants to purchase one Ordinary Share) will be offered to certain purchasers to the extent necessary to meet certain beneficial ownership requirements as further described in the Registration Statement Offering Details

Copyright © 2022 ParaZero Technologies Ltd. 5 We Are Parazero Our Parachute Technology is the Airbag of the Skies

Copyright © 2022 ParaZero Technologies Ltd. We develop and manufacture world’s leading parachute safety system for drones. 6 What We Do

Company at a Glance

PARAZERO
DRONE SAFETY SYSTEMS

1 Foundation

Founded in 2013 by military veterans and industry professionals

2 Technology

Develop and manufactures top, global parachute safety systems for drones

3 Intellectual Property

Portfolio for various solution, secured by granted patent and 2 additional pending

4 Operational

Field proven, holistic solution integrated in industry leaders in US, Latin America and Asia

5 Global Regulation

Global regulation is allowing commercial drones to fly above people and beyond line of sight by using our safety system

6 Revenues

Cumulative Revenues of $4.7M since 2015

7 Enabling Future Air Taxi Market

The next generation of human transportation, Air taxi, will stay on ground without Parazero's solutions

Copyright © 2022 ParaZero Technologies Ltd.
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Management and Advisory

PARAZERO
DRONE SAFETY SYSTEMS



Boaz Shetzer
CEO

Engineer and entrepreneur. Held senior roles at Soluto which was acquired by Asurion Inc. Has years of experience in the startup arena. He is a +20 years Israeli Air Force veteran.



Oren Aviram
VP Sales

Mr. Aviram led the sales and marketing for Israel Aerospace Industries, one of the world's largest manufacturers for drones. Mr. Aviram has over 15 years of experience and brings a unique set of skills for international sales and marketing. During his military service, Mr. Aviram served in Israel's Air Force as a staff officer.



Michael Huerta, Former head of FAA
Advisory Board

Group President of the Transportation Solutions Group of Affiliated Computer Services. Holds over three decades of senior and executive management experience in the technology and aviation innovation industries. Former Administrator at the U.S Federal Aviation Administration. Held senior positions at the Salt Lake Organizing Committee for the Olympic Winter Games of 2002 and U.S. DOT.



Maj. Gen. (Ret.) James Poss
Advisory Board

CEO of ISR Ideas. Founder and former Executive Director of the Alliance for System Safety of UAS (ASSURE) Federal Aviation Administration Unmanned Aerial Systems Center of Excellence Team. He is a 30-year US Air Force veteran with combat experience.



Amir Tsaliah
Technology Advisor & Co-founder

Founded the world's first certified commercial drone company. Expert in electronics, mechanics, materials. 8 years experience in developing innovative technologies

Copyright © 2022 ParaZero Technologies Ltd.

Copyright © 2022 ParaZero Technologies Ltd. 9 BUT Drone revolution can NOT happen without safety systems. The Market: By 2028 the Commercial Drone Market is Expected to Reach More Than $ 500 B Source: Grandview research

Copyright © 2022 ParaZero Technologies Ltd. 10 1 Operate over populated areas 2 Autonomous no pilot Vision: To Become Top Global Provider of Drone Safety System We Are Enabling: 3 Beyond visual line of sight

Copyright © 2022 ParaZero Technologies Ltd. Regulation is Moving Forward 11 • The industry is an integral part of pushing the regulations forward • The need, use cases, technology and business models are clear • The FAA granted +120 waivers based on ParaZero’s technology

Copyright © 2022 ParaZero Technologies Ltd. 12 Adapted off the shelf parachute system Tailor - made parachute system Our Solution: Comprehensive Safety System

Copyright © 2022 ParaZero Technologies Ltd. Our Costumers 13 Drone Companies Known Brands * - Trademarks are the property of their respective owners

Products in Detail: < 4.5 kg / 10 lbs. Parachute System

PARAZERO
DRONE SAFETY SYSTEMS



- Max drone weight 4.5 kg / 10 lbs.
- Flight Over People –
  Parachute optimization to meet the FAA impact energy requirements
- System weight ~
  100-200 g / 0.22-0.44 lbs.
- Minimum safe altitude –
  ~20 m / 54 ft. above ground level
- Based on ASTM F-3322-18 certified technology, the prevailing standard for drone parachutes published by the American Society for Testing and Materials

Copyright © 2022 ParaZero Technologies Ltd.
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Copyright © 2022 ParaZero Technologies Ltd. 15 Products in Detail: < 200 kg / 440 lbs. Parachute System • Max drone weight 200 kg / 440 lbs. • Parachute optimization to meet the required impact energy • Large variety of parachute housing • System weight ~ 500 - 2,500 g / 1.1 - 5.5 lbs. • Minimum safe altitude – ~20 - 29 m / 54 - 95 ft. above ground level • Based on ASTM F - 3322 - 18 certified technology

Copyright © 2022 ParaZero Technologies Ltd. 16 Products in Detail: < 350 kg / 770 lbs. Parachute System • Max aircraft weight 350 kg / 770 lbs. • System weight – 9.25 kg / 20.4 lbs. • Minimum safe altitude – ~ 15 - 25 m / 54 - 95 ft. above ground level

Competitive Landscape

PARAZERO DRONE SAFETY SYSTEMS

Company	ASTM F3322-18 Certified	Adaptability	Urban Air Mobility	Market Penetration	Autonomous Triggering System	Flight Termination System	Manual Triggering Device	Low Altitude Effectiveness
PARAZERO DRONE SAFETY SYSTEMS	✓	✓	✓	✓	✓	✓	✓	✓
DRONE RESCUE	✓	✗	✗	✗	✓	✗	✓	✗
INDEMNIS	✓	✗	✗	✗	✓	✗	✓	✓
FRUITY CHUTES Professional Aerospace Recovery Solutions	✗	✓	✗	✗	✓	✓	✓	✓
opale paramodels	✗	✗	✗	✗	✗	✗	✓	✗
Dronavia Accessoires et drones professionnels	✗	✗	✗	✗	✗	✗	✓	✓
AVSS	✓	✓	✗	✗	✓	✓	✓	✗
Galaxy GRS	✗	✓	✓	✓	✗	✓	✗	✓

*-Trademarks are the property of their respective owners

Copyright © 2022 ParaZero Technologies Ltd.

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Copyright © 2022 ParaZero Technologies Ltd. Go to Market Strategy 18 • Parazero is implementing a multi - tiered business model for flexibility and to ensure broad adoption • The company sells ready to use systems and software directly to integrators and OEMs • The company also approach the market directly to client via direct sales/ resellers/ online store Sub - System Manufacturers System Manufacturers OEM End User/ Costumers Selling a full system to OEMs Selling directly to End User/ Customer

Intellectual property

- Registered trademark – Parazero (US)
- Patents:

Name	Patent Ref.	Status
APPARATUS AND METHOD FOR RAPID DEPLOYMENT OF A PARACHUTE	31225	Granted: IL, HK, US, CN Pending: EP
METHOD AND SYSTEM FOR DECELERATING AND REDIRECTING AN AIRBORNE PLATFORM	34686	Granted: IL Pending: US, EP, CN, CA, JP, SG, IN
DAMAGE MITIGATING FOR AN AERIAL VEHICLE HAVING A DEPLOYABLE PARACHUTE	31225/WO/13-CIP	Pending: US, WO

Copyright © 2022 ParaZero Technologies Ltd.
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Copyright © 2022 ParaZero Technologies Ltd. Future applications 20 Sub - System Manufacturers System Manufacturers OEM End User/ Costumers Inside Safe landing Next Generation Flight Computer AI - based Prediction

Copyright © 2022 ParaZero Technologies Ltd. Financials 21 2021 2020 Revenues $ 724,391 $ 762,410 Cost of Revenues $ 464,255 $ 848,094 Gross Profit (Loss) $ 260,136 ( $ 85,684) Operating Expense R&D $ 603,012 $ 317,614 SG&A $ 642,483 $ 912,760 Total Operating Expenses $ 1,245,495 $ 1,230,374 Total Operating Profit (Loss) ( $ 985,359) ( $ 1,316,058)

Copyright © 2022 ParaZero Technologies Ltd. • Unique and globally approved solutions • Breakthrough technology • Experienced management team and highly ranked BOD • Trusted and approved by some of the world’s leading drone companies and end users • Attractive valuation and offering 22 Why Invest in us

Copyright © 2022 ParaZero Technologies Ltd. Thank You